Exhibit 99.1

Talon International, Inc. Reports

2014 Fourth Quarter and Fiscal Year Financial Results

LOS ANGELES, CA - March 16, 2015 - Talon International, Inc. (“Talon”) (OTCQB: TALN), a leading global supplier of zippers, apparel fasteners, trim and stretch technology products, reported financial results for the fourth quarter and year ended December 31, 2014.

Highlights

●	Total Sales in 2014 fell 6.0% from 2013 on lower Zipper sales

●	Talon Trim and Talon's stretch technology – Tekfit product sales posted gains to partially offset Zipper decline

Financial Highlights

Total sales for the year ended December 31, 2014 were $49.3 million, reflecting a 6.0% year-over-year decrease compared to 2013, principally the result of a decline in Talon Zipper sales.  Zipper sales were $24.7 million in 2014, as compared to $28.8 million for the same period in 2013; a decrease of 14.1% as retailers pulled-back orders and worked off inventory following a slow beginning in 2014, and foreign competition for the mass merchandiser and teen retailer business increased in Asia. Partially offsetting the Zipper sales decline, Talon Trim sales of $24.5 million in 2014 reflected a 3.7% increase from 2013, in addition sales for 2014 included $133,000 of Tekfit’s patented stretchable products, increasing 67.3% over 2013 (albeit off a small base). Specialty apparel customers continued to be the Company’s strategic focus, and new brands added $1.9 million in 2014.  Total sales for the fourth quarter ended December 31, 2014 were $10.3 million, reflecting a 14.0% decrease from the same period in 2013. Total sales for the quarter included $4.3 million in Zipper sales, down $1.3 million, and $5.9 million in Trim sales which were $381,000 lower than the same period in 2013.

“While we expected stronger revenue and earnings growth as we entered 2014, the economic environment and soft retail demand in the first quarter slowed orders for the remainder of the year, predominantly with our price sensitive mass merchandising and teen retail customers,” stated Lonnie Schnell, Talon’s Chief Executive Officer. “Though these factors were substantially outside our control, we nevertheless continued to strengthen our positions with core customers, adding new relationships with our specialty retail partners and leveraging our premium and innovative new products.”

Talon Zipper product sales to mass merchandising brand customers and teen apparel retailers declined $3.4 million from 2013. The lower Talon Zipper sales in 2014 compared to 2013 was principally the result of a sharp decline in consumer retail apparel sales in the first half of 2014, due in part to severe weather and low consumer demand, which led to excess retail inventories and a prompt reduction in retailers demand at the wholesale level.

"Talon is positioned to benefit as retail inventories are rebalanced in 2015. Our focus on specialty/premium retailers that value our products to support their high-image brands, will further reduce our exposure to the mass merchandising and teen retailer," noted Mr. Schnell. “This focus, together with the potential growth from our TekFit stretch technology, give us great optimism for 2015 and beyond," Schnell continued.

Gross profit for the year ended December 31, 2014 was $16.0 million or 32.5% of sales, as compared to $17.0 million or 32.4% for the year ended December 31, 2013; a decrease of just under $1.0 million. Gross profit for the quarter ended December 31, 2014 was $3.1 million compared to $3.7 million in the fourth quarter of 2013. The gross profit decrease for the year as compared to the same period in 2013 was principally attributable to lower sales volume.

Operating expenses for the year ended December 31, 2014 were $14.3 million; essentially flat from 2013. Operating expenses for the fourth quarter of 2014 were $3.3 million, which was $292,000 less than the operating expenses during the fourth quarter of 2013. Sales and marketing expenses for the year ended December 31, 2014 were $6.3 million, approximately $441,000 greater than sales and marketing expenses in 2013 mainly due to higher compensation, investment in new product development and increased marketing costs. Sales and marketing expenses for the quarter ended December 31, 2014 were $1.6 million, essentially flat as compared with the fourth quarter in 2013. General and administrative expenses for the year ended December 31, 2014 totaled $7.9 million, lower than 2013 by $389,000. In 2013 general and administrative expenses included a one-time receipt of $350,000 from the settlement of a legal dispute regarding intellectual property rights. Despite this prior year credit, general and administrative expenses for the year ended December 31, 2014 were still lower than 2013, principally due to reduced compensation costs, lower depreciation expense and other cost reductions. General and administrative expenses for the quarter ended December 31, 2014 totaled $1.8 million, decreasing approximately $343,000 from the general and administrative expense for the same period in 2013.

Income before income taxes for the year ended December 31, 2014 was $1.3 million compared to $2.7 million for the same period in 2013.  For the quarter ended December 31, 2014 operations reflected a loss before income taxes of $293,000 as compared to income before income taxes of $6,000 for the same quarter in 2013.

Net income for the year ended December 31, 2014 was $572,000 or $0.01 per share as compared to net income of $9.7 million or $0.17 per share (on 35.9 million fewer shares outstanding) for the year ended December 31, 2013. The net income for fiscal year 2013 includes a one-time benefit from the adjustment of deferred income taxes of $7.5 million.

Total shareholders' equity increased to $5.1 million at December 31, 2014 as compared to $4.4 million at December 31, 2013.

Forward Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on market growth, changing trends in apparel retailing, new product introductions, and the Company's ability to execute on its sales strategies, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Conference Call

Talon International will hold a conference call today to discuss its 2014 fourth quarter and full year financial results. Talon's CEO, Lonnie D. Schnell, will host the call starting at 4:30 P.M. Eastern Time. A question and answer session will follow the presentation.

To participate, dial the appropriate number 5-10 minutes prior to the start time, request the Talon International conference call and provide the conference ID.

Date: Monday, March 16, 2015

Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

Domestic callers: 1-888-349-0091

International callers: 1-412-902-4297

Conference ID#: TALON

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until April 16, 2015. The toll-free replay call-in number is 1-877-870-5176 for domestic callers and 1-858-384-5517 for international. Pin number 10061400.

About Talon International, Inc.

Talon International, Inc. is a major supplier of custom zippers, complete trim solutions and stretch technology products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers worldwide. Talon develops, manufactures and distributes custom zippers exclusively under its Talon® brand (“The World’s Original Zipper Since 1893”); designs, develops, manufactures, and distributes complete apparel trim solutions and products; and provides stretch technology for specialty waistbands, shirt collars, and other items all under its trademark and world renowned brands, Talon®, and TekFit®, to major apparel brands and retailers. Leading retailers worldwide recognize and use Talon products including VF Corporation, American Eagle, Abercrombie and Fitch, Polo Ralph Lauren, Kohl’s, JC Penney, FatFace, Victoria’s Secret, Wal-Mart, Phillips-Van Heusen, Levi Strauss & Co., Express and many others. The company is headquartered in the greater Los Angeles area, and has offices and facilities throughout the United States, United Kingdom, Hong Kong, China, Taiwan, Vietnam, India, Indonesia and Bangladesh.

Contact:

Talon International, Inc.
Rayna Hernandez
Tel (818) 444-4128
raynah@talonzippers.com

TALON INTERNATIONAL, INC.

Consolidated statements of operations AND COMPREHENSIVE INCOME (loss)

	Quarters Ended December 31,		Years Ended December 31,
	(Unaudited)		(Audited)
	2014	2013	2014	2013
Net sales	$10,270,427	$11,938,636	$49,322,684	$52,447,387
Cost of goods sold	7,121,664	8,278,085	33,314,773	35,474,536
Gross profit	3,148,763	3,660,551	16,007,911	16,972,851
Sales and marketing expenses	1,575,663	1,524,345	6,330,386	5,889,087
General and administrative expenses	1,772,276	2,115,483	7,937,820	8,326,540
Total operating expenses	3,347,939	3,639,828	14,268,206	14,215,627

Income (loss) from operations	(199,176)	20,723	1,739,705	2,757,224
Interest expense, net	93,514	14,561	411,270	25,777
Income (loss) before provision for income taxes	(292,690)	6,162	1,328,435	2,731,447
Provision for (benefit from) income taxes, net	24,067	(7,481,801)	756,366	(6,999,640)
Net income (loss)	$(316,757)	$7,487,963	$572,069	$9,731,087
Available to Preferred Stockholders:
Series B Preferred Stock liquidation preference increase	-	-	-	(1,914,470)
Series B Preferred Stock redemption discount, net	-	-	-	6,939,257
Net income (loss) applicable to Common Stockholders	$(316,757)	$7,487,963	$572,069	$14,755,874
Per share amounts:
Net income (loss)	$(0.00)	$0.08	$0.01	$0.17
Net income redeemed from Preferred Stockholders	-	-	-	0.09
Basic net income (loss) applicable to Common Stockholders	$(0.00)	$0.08	$0.01	$0.26

Diluted net income (loss) applicable to Common Stockholders	$(0.00)	$0.08	$0.01	$0.24

Weighted average number of common shares outstanding - Basic	92,267,831	91,573,195	92,153,648	56,213,272

Weighted average number of common shares outstanding - Diluted	93,834,926	95,002,235	94,301,166	60,554,721

Net income (loss)	$(316,757)	$7,487,963	$572,069	$9,731,087
Other comprehensive income (loss) - Foreign currency translation	674	(3,769)	1,390	47,303
Total comprehensive income (loss)	$(316,083)	$7,484,194	$573,459	$9,778,390

TALON INTERNATIONAL, INC.

Consolidated balance sheets (Audited)

	December 31,
	2014	2013

Assets
Current assets:
Cash and cash equivalents	$2,603,138	$3,779,508
Accounts receivable, net	3,019,749	3,576,925
Inventories, net	506,272	800,240
Current deferred income tax assets, net	746,370	392,983
Prepaid expenses and other current assets	551,775	580,853
Total current assets	7,427,304	9,130,509

Property and equipment, net	584,586	614,592
Intangible assets, net	4,300,084	4,267,110
Deferred income tax assets, net	5,374,468	6,050,402
Other assets	416,035	460,226
Total assets	$18,102,477	$20,522,839

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,191,954	$7,158,938
Accrued expenses	2,403,563	2,880,764
Revolving credit loan	1,500,000	1,000,000
Current portion of term loan payable	1,816,667	1,666,667
Total current liabilities	11,912,184	12,706,369

Term loan payable, net of current portion	1,016,667	3,333,333
Deferred income tax liabilities	13,961	30,388
Other liabilities	26,077	22,169
Total liabilities	12,968,889	16,092,259

Stockholders’ Equity:
Common Stock, $0.001 par value, 300,000,000 shares authorized; 92,267,831 and 91,342,215 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	92,268	91,342
Additional paid-in capital	64,175,254	64,046,631
Accumulated deficit	(59,250,109)	(59,822,178)
Accumulated other comprehensive income	116,175	114,785
Total stockholders’ equity	5,133,588	4,430,580
Total liabilities and stockholders’ equity	$18,102,477	$20,522,839